Exhibit (m)(5)(i)

SCHEDULE 1

TO THE

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA SERIES FUND, INC.

CLASS T SHARES

Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Effective date: February 28, 2019 to reflect the name change to Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)